Exhibit 14

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form N-14 of Fidelity Merrimack Street Trust of our report dated August 13, 2024, relating to the financial statements and financial highlights, which appears in Fidelity Municipal Bond Index Fund’s Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Representations and Warranties of the Acquired Fund”, “Additional Information About the Funds” and “Experts” in such Registration Statement and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated August 29, 2024 for Fidelity Municipal Bond Index Fund, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 31, 2024